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                                                                     EXHIBIT 5.1

May 28, 1998


Board of Directors of
EFTC Corporation
9351 Grant Street
Denver, Colorado 80229

Ladies and Gentlemen:

Reference is made to the registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") by EFTC Corporation, a Colorado corporation (the "Company"), for the purpose of registering the issuance by the Company of up to 3,950,000 shares of Common Stock (the "Company Shares") and the resale by certain shareholders of the Company of up to 1,800,000 shares of Common Stock (the "Shareholder Shares") under the Securities Act of 1933.

As counsel for the Company, we have (1) examined and relied upon the Registration Statement and (2) reviewed the Company's Articles of Incorporation and Bylaws, each as amended, and such other documents and such questions of law as we have considered necessary or appropriate for the purpose of this opinion. Based on the foregoing, we are of the opinion that (a) the Company Shares, when sold and delivered by the Company, as described in the Registration Statement, will be validly issued, fully paid and nonassessable and (b) the Shareholder Shares have been validly issued and are fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement and to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

We do not express an opinion on any matters other than those expressly set forth in this letter.

Very truly yours,

Holme Roberts & Owen LLP


By: /s/ Francis R. Wheeler
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   Partner